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                                  Exhibit 12.1

                       Statement of Computation of Ratios

Halter Marine Group, Inc.
Computation of Ratio of Earnings to Fixed Charges

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

                                                                                            Three Months Ended
                                                 Years Ended March 31,                           June 30,
                                   -------------------------------------------------       ---------------------
                                                                           Pro forma                     Pro forma
                                    1993    1994    1995    1996    1997     1997          1996    1997     1997
                                    ----    ----    ----    ----    ----     ----          ----    ----     ----
Income before income taxes         30,290  31,734  25,878  20,567  27,003   21,501        5,561    8,769    7,972

    Add Fixed charges               1,937   1,902   3,844   3,268   3,283    9,407          896    1,436    2,233
                                 ---------------------------------------------------     --------------------------
    Earnings as adjusted           32,227  33,636  29,722  23,835  30,286   30,908        6,457   10,205   10,205

Fixed charges

    Interest expense                1,937   1,902   3,844   3,268   3,232    8,485          896    1,436    2,015

    Amortization of debt
    expense                                                            51      922                            218
                                 ---------------------------------------------------     --------------------------
   Total fixed charges              1,937   1,902   3,844   3,268   3,283    9,407          896    1,436    2,233

Ratio of earnings to fixed
charges                              16.6    17.7     7.7     7.3     9.2      3.3          7.2      7.1      4.6

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